EXHIBIT 5.2


                    [LATHAM & WATKINS LETTERHEAD]



                                    July 29, 1996


To: The Parties Listed on Schedule A

    Re:  Registration Statement on Form S-4 FILE NO. 333-07527


Ladies and Gentlemen:

        We have acted as special California counsel to Salton Sea Brine Processing L.P., a California limited partnership ("SSBP"), Salton Sea Power Generation L.P., a California limited partnership ("SSPG"), Conejo Energy Company, a California corporaiton ("Conejo"), Niguel Energy Company, a Calfornia corporation ("Niguel"), San Felipe Energy Company, a California corporation ("San Felipe"), Del Ranch, L.P., a California limited partnership ("Del Ranch"), Elmore, L.P., a California limited partnership ("Elmore"), and Leathers, L.P., a California limited partnership ("Leathers"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-07527) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the offer to exchange (i) 7.02% Senior Secured Series D Notes Due May 30, 2000, for an equal principal amount of outstanding 7.02% Senior Secured Series D Notes Due May 30, 2000, and (ii) 8.30% Senior Secured Series E Bonds Due May 30, 2011, for an equal principal amount of outstanding 8.30% Senior Secured Series E Bonds Due May 30, 2011, by Salton Sea Funding Corporation.

        This opinion is rendered to you pursuant to the registration requirements of the Act, and the regulations promulgated thereunder.









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        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have relied upon such certificates and assurances from public officials as we have deemed necessary.

        We are opining herein as to the effect on the subject transactions only of the internal laws of the State of California and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof, each of SSBP, SSPG, Conejo, Niguel, San Felipe, Del Ranch, Elmore and Leathers has been duly formed and is validly existing and in good standing under the laws of the State of California.

        This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Notwithstanding the foregoing, we consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto, provided that the effectiveness of this opinion shall be only as of the date hereof.


                                Very truly yours,


                                /s/ Latham & Watkins
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                                 SCHEDULE A
                                ------------


Salton Sea Funding Corporation
Salton Sea Brine Processing L.P.
Salton Sea Power Generation L.P.
Fish Lake Power Company
Vulcan Power Company
California Energy Operating Company
Salton Sea Royalty Company
Conejo Energy Company
San Felipe Energy Company
Niguel Energy Company
BN Geothermal Inc.
Del Ranch, L.P.
Elmore, L.P.
Leathers, L.P.
Vulcan/BN Geothermal Power Company